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EXHIBIT 99.1

No.:
Outstanding Shares:

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
BANK OF THE NORTHWEST FOR THE SPECIAL MEETING ON OCTOBER    , 2002

        The undersigned hereby names Daniel J. Durkin and Kathryn L.M. Spere, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to attend the Special Meeting of Shareholders of Bank of the Northwest to be held on October     , 2002 at 4:00 p.m., and any adjournments thereof, and to vote all of my shares that are entitled to vote at the meeting with all the powers that I would possess if personally present.

        THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE BANK. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        Please mark your vote as in this example. ☒        Check only one box for each proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 1.

1.
Approval of the Agreement and Plan of Merger dated as of July 22, 2002, by and among Bank of the Northwest, Pacific Northwest Bancorp, and Pacific Northwest Bank.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.
Transaction of such other business as may properly come before the meeting or any adjournment thereof.

SIGNATURE	DATE
SIGNATURE	DATE
NOTE:	Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

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EXHIBIT 99.1